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                       POLONIA BANCORP REPORTS RESULTS FOR
                                THE QUARTER ENDED
                          MARCH 31, 2007 AND ANNOUNCES
                               ANNUAL MEETING DATE


Huntingdon Valley, Pennsylvania - May 3, 2007. Polonia Bancorp (the "Company") (OTCBB: PBCP), the holding company of Polonia Bank (the "Bank"), reported net income of $71,000, or $.02 earnings per common share, for the quarter ended March 31, 2007 versus a net loss of $167,000 for the quarter ended March 31, 2006. Higher net income for the quarter ended March 31, 2007 as compared to the quarter ended March 31, 2006 was primarily due to higher noninterest income as a result of lower losses on sales of investment securities and a recovery of a prior period chargeoff partially offset by higher noninterest expenses.

Net interest income increased 3.8% to $1.18 million for the quarter ended March 31, 2007 from $1.13 million for the quarter ended March 31, 2006. Net interest income increased for the quarter due to a higher average weighted rate earned on investment securities and other interest earning assets and a higher average balance of loans and other interest earning assets, partially offset by higher interest expense paid on deposits. The increase in the higher average weighted rate paid on deposits was primarily attributable to our new tiered signature money market account.

The Bank recorded a recovery for loan losses of $225,000 as a result of recoveries of $257,000 during the March 31, 2007 period. There was no provision for loan losses recorded during the March 31, 2006 period. At March 31, 2007, nonperforming loans totaled $226,000, or 0.19% of total loans, compared to $267,000, or 0.28% of total loans, at March 31, 2006.

Noninterest income was $174,000 for the quarter ended March 31, 2007 compared to $75,000 for the quarter ended March 31, 2006. The increase in noninterest income was primarily due to the lack of losses on the sale of investment securities during the 2007 quarter as compared to the prior year period, partially offset by lower reported income attributable to bank-owned life insurance, lower deposit-related fees and charges and the absence of gains on foreclosed real estate sales which occurred in the 2006 quarter.

Noninterest expenses were $1.5 million for the quarter ended March 31, 2007 compared to $1.4 million for the quarter ended March 31, 2006. For the 2007 quarter, the increase of $100,000 primarily reflected higher costs associated with compensation and employee benefits and professional fees related to operating as a public company.

Total assets declined $7.8 million, or 3.8%, to $195.6 million at March 31, 2007 from $203.4 million at December 31, 2006. Contributing to the decrease in assets were decreases of $13.0 million in cash and cash equivalents related to the refund of $12.2 million in non-eligible stock subscriptions and a $1.2 million decrease in investment securities primarily due to the repayment of available-for-sale mortgage backed securities, partially offset by a $6.1 million increase in loans.

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Total liabilities were $171.1 million at March 31, 2007 compared to $191.6 million at December 31, 2006, a decline of $20.5 million or 10.7%. The decline in liabilities was mainly due to a temporary increase in liabilities at December 31, 2006 from $24.8 million of stock subscription funds. With the closing of the Company's stock offering on January 11, 2007, liabilities decreased primarily as a result of the refund of $12.2 million in non-eligible stock subscriptions and the transfer of $12.6 million in proceeds related to the Company's stock offering to stockholder's equity, partially offset by a $4.2 million increase in deposits.

Total stockholders' equity increased $12.7 million to $24.5 million at March 31, 2007 from $11.8 million at December 31, 2006. The increase in equity was primarily related to the receipt of $12.6 million in net proceeds related to the Company's stock offering.

The Company's annual meeting of stockholders will be held at 3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, Pennsylvania on Tuesday, July 17, 2007 at 8:00 a.m.

Polonia Bancorp is the holding company for Polonia Bank. Established in 1923, Polonia Bank is a community-oriented financial institution headquartered in Huntingdon Valley, Pennsylvania. Through its five offices, the Bank offers traditional financial services to consumers and businesses within its market areas.

This release contains "forward-looking statements" that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words, "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in the real estate market values in the Company's market area, ability to operate new branch offices profitably, ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guideline. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances are the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:
Paul D. Rutkowski
Chief Financial Officer and Treasurer
(215) 938-8800

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

                                                               SELECTED FINANCIAL CONDITION DATA
                                                            --------------------------------------
                                                              (Dollars In Thousands - Unaudited)

               ASSETS                                           3/31/2007             12/31/2006
                                                            ----------------      ----------------
Cash and Due from Banks                                             784                   863
Interest-bearing Deposits with Other Institutions                18,148                31,003
Investment Securities Available for Sale                         44,452                45,681
Loans Receivable (net of allowance for loan losses)             117,976               111,923
Bank-owned Life Insurance                                         4,001                 3,981
Other Assets                                                     10,226                 9,923
                                                            ----------------      ----------------
               TOTAL ASSETS                                     195,587               203,374
                                                            ================      ================

    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Deposits                                                        161,895               157,722
Borrowings                                                        5,583                 6,245
Other Liabilities                                                 3,580                27,630
                                                            ----------------      ----------------
     TOTAL LIABILITIES                                          171,058               191,597
                                                            ----------------      ----------------
STOCKHOLDERS' EQUITY                                             24,529                11,777
                                                            ----------------      ----------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 195,587                203,374
                                                            ================      ================



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

                                                            SELECTED OPERATING DATA
                                                      (Dollars In Thousands - Unaudited)
                                                  -----------------------------------------
                                                  THREE MONTHS ENDED     THREE MONTHS ENDED
                                                       3/31/2007              3/31/2006
                                                  ------------------     ------------------
Interest and Dividend Income                        $    2,509             $     2,124
Interest Expense                                         1,332                     991
                                                  ------------------     ------------------
  NET INTEREST AND DIVIDEND INCOME                       1,177                   1,133
                                                  ==================     ==================
Provision for Loan Losses                                 (225)                      0
                                                  ------------------     ------------------
     NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES                           1,402                   1,133
                                                  ------------------     ------------------
Noninterest Income                                         174                      75
Noninterest Expense                                      1,477                   1,372
                                                  ------------------     ------------------
Income before Provision for Income Taxes                   100                    (164)
Provision for Income Taxes                                  29                      3
                                                  ------------------     ------------------
           NET INCOME                               $       71             $      (167)
                                                  ==================     ==================

Earnings Per Common Share
   Basic                                            $     0.02             $       N/A
   Diluted                                                0.02                     N/A

Weighted-averaged Common Shares Outstanding
   Basic                                             3,306,250                     N/A
   Diluted                                           3,306,250                     N/A



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

                                                                    SELECTED FINANCIAL RATIOS
                                                                (Dollars In Thousands - Unaudited)
                                                       -------------------------------------------------
                                                       THREE MONTHS ENDED             THREE MONTHS ENDED
                                                           3/31/2007                       3/31/2006
                                                       ------------------             ------------------
Selected Performance Ratios: (1)
   Return on average assets                                  0.15 %                         (0.39) %
   Return on average equity                                  1.23                           (5.62)
   Interest rate spread                                      2.24                            2.83
   Net interest margin                                       2.58                            2.87
   Efficiency ratio (2)                                    109.33                          113.58

Asset Quality Ratios:
   Allowance for loan losses                            $     727                        $    695
   Allowance for loan losses as a percent                       -                               -
     of total loans                                          0.62                            0.71
   Allowance for loan losses as a percent                       -                               -
     of nonperforming loans                                   322                             260
   Nonperforming loans                                    $   226                        $    267
   Nonperforming loans as a percent of
     total loans                                             0.19                            0.28
   Nonperforming assets   (3)                             $   226                        $    267
   Nonperforming assets as a percent of                         -                               -
     total assets                                            0.12                            0.16



(1) Quarterly ratios have been annualized.

(2) Represents noninterest expenses divided by the sum of net interest and dividend income and noninterest income.

(3) Nonperforming assets consist of nonperforming loans and real estate owned.